UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 18, 2006
MACQUARIE INFRASTRUCTURE COMPANY TRUST

(Exact name of registrant as specified in its charter)

Delaware	011-32385	20-6196808

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

MACQUARIE INFRASTRUCTURE COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware	011-32384	43-2052503

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 231-1000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On April 18, 2006, Macquarie Infrastructure Company LLC (together with Macquarie Infrastructure Company Trust, “MIC”), through its wholly-owned subsidiary, Macquarie FBO Holdings LLC (“MFBO”), entered into a purchase and sale agreement with Trajen Holdings, Inc. (“Trajen”), and its securityholders (named below) for the purchase of 100% of the shares of Trajen Holdings, Inc. Trajen is the holding company for a group of companies, limited liability companies and limited partnerships that own and operate 21 fixed base operations (“FBOs”) at airports in 11 states. In addition, Trajen is in the process of acquiring 2 additional FBOs that are expected to be a part of MIC’s acquisition.
The purchase and sale agreement provides for a purchase price payment of $331.1 million for 22 FBOs, subject to certain working capital and capital expenditure adjustments, with the closing of the 22nd FBO by Trajen being a condition to closing. MIC expects that Trajen will purchase the 23rd FBO for approximately $7 million, including estimated working capital adjustments, which may increase the purchase price paid by MIC to the extent that Trajen is able to conclude its prior acquisition of that FBO.
MIC expects to incur costs in addition to the purchase price, including transaction costs of $11.4 million, integration costs of $3.0 million, pre-funded capital expenditures of $1.8 million and an increase in its debt service reserve of $6.3 million for a total outlay of $360.6 million. Trajen owns two businesses, Trajen Systems and Department of Defense Services, providers of logistical and technical services to government agencies, that will be retained by the sellers of Trajen.
Trajen generates revenue primarily through the sale of fuel to owners/operators of jet aircraft in the general aviation sector of the air travel industry. Some sites also provide fuel and fuel-related services to commercial and/or military aircraft. In general, Trajen’s strategy is to maintain, and, where possible, to grow a dollar-based margin per gallon of fuel sold. The firm generates a smaller amount of revenue from hangar, ramp and office rental and catering and other services.
Trajen incurs expenses in operating and maintaining each FBO, such as lease payments and insurance, which are generally fixed in nature. Other expenses incurred in operating each FBO, such as salaries, generally increase with the level of activity. In addition, Trajen incurs general and administrative expenses at the head office that include senior management expenses as well as accounting, information technology, human resources, environmental compliance and other system costs. A limited amount of these expenses are expected to be reduced or eliminated following integration of the business with existing Atlantic FBO operations in MIC’s airport services business. The results of the businesses will be reported as components of MIC’s airport services business segment.
MIC expects to ultimately close the transaction through North America Capital Holding Company (“NACH”), the holding company for its airport services business. MIC expects to finance the purchase price and the associated transaction and other costs, in part, with $180 million of additional term loan borrowings under an expansion of the credit facility at NACH. MIC expects to pay the remainder of the purchase price and such costs with additional borrowings to be made available under an amendment to the revolving acquisition facility of Macquarie Infrastructure Company Inc. (“MIC Inc.”). MIC Inc. is a wholly owned subsidiary of MIC and the holding company for MIC’s businesses and investments in the US. The NACH credit facility will continue to be secured by all of the assets and stock of NACH and its subsidiaries, including Trajen and its subsidiaries following the closing. The MIC Inc. acquisition facility will continue to be secured solely by the direct subsidiaries of MIC and MIC Inc., including MFBO, and therefore will continue to be structurally subordinated to the NACH facility.

MIC Inc. has received commitment letters from Merrill Lynch Capital Corporation, Citigroup Global Markets Inc. and Credit Suisse, Cayman Islands Branch to amend its revolving acquisition facility to provide for a term loan of $180 million to finance this acquisition, increasing the total amount of borrowings available under this facility to $480.0 million. Amounts borrowed and repaid under the term loan portion of this facility may not be reborrowed. The margin on drawn funds will be LIBOR plus 2.00% or the base rate plus 1.00%, increasing by 0.50% in six month and again in 12 months, up to a maximum of 3.00% and 2.00%, respectively. Once the term loan borrowings have been repaid in full, or the commitments otherwise terminated, the interest rate on the amended acquisition facility will decrease to LIBOR plus 1.25% or the base rate plus 0.25%. The amended acquisition facility will require an annual commitment fee equal to 20% of the applicable LIBOR margin on the average daily undrawn balance (initially 0.40%). The amended credit facility will also include the following additional covenants:
•	a restriction on incurring additional debt at the MIC or MIC Inc. level prior to term loan repayment or termination of commitments, and

•	an increase in the maximum leverage ratio to 6.2x through the end of 2006 or earlier term loan repayment or termination of commitments, returning to 5.6x thereafter.
All other material terms in the existing revolving acquisition facility will remain unchanged, including the interest coverage ratio covenant.
It is anticipated that all funds borrowed under the amended acquisition facility will be repaid from the proceeds of a subsequent public offering of trust stock. MIC expects to repay all of the outstanding borrowings under this facility with the proceeds from an equity capital raising to be concluded at management’s discretion, depending on prevailing market conditions, at any time prior to the maturity of the debt at March 31, 2008.
MIC Inc. has also received commitment letters from Mizuho Corporate Bank, Ltd., The Governor and Company of Bank of Ireland, Bayerische Landesbank, New York Branch and Macquarie Bank Limited providing for the $180 million expansion of the NACH debt facility to finance the acquisition. The term loan facility, currently $300 million due in December 2010, will be increased to $480 million on terms that are substantially similar to those in place on the existing term loan facility, with the following exceptions: the trailing 12 month minimum EBITDA will increase to $66.9 million in 2006, $71.9 million in 2007 and $77.5 million in 2008 and we will be required to hedge 100% of our interest rate exposure under this facility. We are evaluating entering into forward starting interest rate swaps prior to closing, effectively fixing the interest rate for all or most of the increase in debt in advance.
Subject to the satisfaction of the conditions precedent incorporated in the purchase and sale agreement, MIC expects to close the transaction in the third quarter of 2006. If consummated, MIC expects that the acquisition will be immediately yield accretive.
The purchase and sale agreement specifies that the maximum amount of indemnification for damages payable in the event of a breach of the representations, warranties and covenants by the Trajen securityholders is $10 million, with some exceptions and limitations, payable generally on a pro rata basis and supported by an escrow of the same amount. We also have the right to terminate the purchase and sale agreement if operating income plus depreciation expense reflected in the audited 2005 financial statements of Trajen to be delivered to us prior to closing is less than $16.1 million. These audited financial statement will include the financial information associated with certain non-FBO operations to be sold by Trajen prior to closing and will not include full year results from 5 FBOs acquired in 2005 or the results of 5 FBOs acquired or to be acquired in 2006. As a result, this amount is not representative of the performance of the business on a going forward basis. The purchase and sale agreement contains various other provisions customary for transactions of this size and type, including representations, warranties and covenants with respect to the business that are subject to customary limitations. Completion of the acquisition depends on a limited number of conditions being satisfied or waived. In addition to the FBO acquisition discussed above, they include the securing of consents or letters of estoppel from the relevant airport authorities at which the Trajen FBOs are located and the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, as well as other customary closing conditions.
The Trajen securityholders party to the purchase and sale agreement are: CapStreet II, L.P; CapStreet Parallel, L.P.; CapStreet Co-Investment II, L.P.; Madison Capital Funding, LLC; New York Life Capital Partners II, L.P.; Gulfstar Merchant Banking Ltd.; Fitzsea, LLC and various individuals comprised of Trajen’s management and directors.
Macquarie Securities (USA) Inc. (“MSUSA”) is acting as financial advisor to MIC on the transaction. MSUSA is a subsidiary of Macquarie Bank Limited, the parent company of MIC’s Manager.
A copy of the press release related to this transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits.

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated April 19, 2006 issued by Macquarie Infrastructure Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY TRUST

Date April 19, 2006	By:	/s/ Peter Stokes

Name: Peter Stokes
Title: Regular Trustee

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date April 19, 2006	By:	/s/ Peter Stokes

Name: Peter Stokes
Title: Chief Executive Officer